As filed with the Securities and Exchange Commission on May 14, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIMERICA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-1204330
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 Primerica Parkway

Duluth, Georgia 30099

(770) 381-1000

(Address of Principal Executive Offices)

Primerica, Inc. 2020 Omnibus Incentive Plan

(Full title of the plan)

Stacey K. Geer
Executive Vice President, Chief Governance Officer, Deputy General Counsel and Corporate Secretary

Primerica, Inc.
1 Primerica Parkway

Duluth, Georgia 30099

(Name and Address of Agent For Service)

(770) 381-1000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Primerica, Inc. 2020 Omnibus Incentive Plan: Common Stock, par value $0.01 per share	2,000,000 shares	$104.35	$208,700,000	$27,089

(1) The securities to be registered include shares of common stock and options and rights to acquire common stock.

(2)  Includes an indeterminate number of additional shares that may be offered and issued under the Primerica, Inc. 2020 Omnibus Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”). No additional registration fee is included for these shares.

(3) Estimated pursuant to Rule 457(c) and (h)(1) under the Securities Act solely for the purpose of computing the proposed maximum aggregate offering price and the amount of registration fee.  The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low sales prices of the registrant’s common stock on May 11, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Primerica, Inc. 2020 Omnibus Incentive Plan (the “Incentive Plan”), as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Primerica, Inc. (the “Company”) are incorporated by reference into this Registration Statement:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”), filed with the Commission on February 28, 2020 (Commission File No. 001-34680), including such portions of the Company’s definitive Proxy Statement relating to the Company’s 2020 Annual Meeting of Stockholders, filed with the Commission on April 1, 2020 (Commission File No. 001-34680), that are incorporated by reference into the 2019 Annual Report, pursuant to General Instruction G to Form 10-K ;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 1, 2020 (Commission File No. 001-34680); and

(c)

The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on March 30, 2010 and any amendments or reports filed for the purpose of updating such description, including the Description of Registrant’s Securities filed as Exhibit 4.4 to the 2019 Annual Report.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any portions thereof furnished by the Company (including but not limited to information furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K), after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

Brett A. Rogers, Executive Vice President and General Counsel of the Company, is rendering an opinion regarding the legality of the Company’s common stock covered by this Registration Statement.  As an employee of the Company, Mr. Rogers has received grants under the Primerica, Inc. Second Amended and Restated 2010 Omnibus Incentive Plan consisting of 2,426 restricted stock units and is eligible to receive future grants under the Incentive Plan.  As of May 14, 2020, Mr. Rogers beneficially owned 0 shares of common stock.

Item 6.  Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s certificate of incorporation and by-laws provide for indemnification by the Company of its directors, officers and employees to the fullest extent permitted by the DGCL. In addition, the Company has entered into indemnification agreements with its directors and executive officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation and by-laws provide for such limitation of liability to the fullest extent permitted by the DGCL.

The Company maintains industry standard policies of insurance under which coverage is provided to its directors and officers against legal liability for loss which is not indemnified arising from claims made by reason of breach of duty or other wrongful act while acting in their capacity as directors and officers of the Company.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description
4.1

Amended and Restated Certificate of Incorporation of the registrant (incorporated herein by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K, filed May 24, 2013 (Commission File No. 001-34680)).

4.2

Second Amended and Restated By-laws of the registrant (incorporated herein by reference to Exhibit 3.2 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed February 28, 2020 (Commission File No. 001-34680)).

5.1*	Legal opinion of Brett A. Rogers.
10.1*	Primerica, Inc. 2020 Omnibus Incentive Plan
23.1*	Consent of KPMG LLP.
23.2*	Consent of Brett A. Rogers (included in Exhibit 5.1).

*Filed herewith

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Primerica, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on May 14, 2020.

PRIMERICA, INC.

By:	/s/ Stacey K. Geer
Stacey K. Geer
Executive Vice President, Deputy General Counsel, Corporate Secretary and Chief Governance Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stacey K. Geer and Peter W. Schneider, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of May, 2020.

Signature	Title

/s/ Glenn J. Williams Glenn J. Williams	Chief Executive Officer (principal executive officer)
/s/ Alison S. Rand Alison S. Rand	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
/s/ John A. Addison, Jr. John A. Addison, Jr.	Director
/s/ Joel M. Babbit Joel M. Babbit	Director
/s/ P. George Benson P. George Benson	Director
/s/ C. Saxby Chambliss C. Saxby Chambliss	Director

/s/ Gary L. Crittenden Gary L. Crittenden	Director
/s/ Cynthia N. Day Cynthia N. Day	Director
/s/ Sanjeev Dheer Sanjeev Dheer	Director
/s/ Beatriz R. Perez Beatriz R. Perez	Director
/s/ D. Richard Williams D. Richard Williams	Director
/s/ Barbara A. Yastine	Director
Barbara A. Yastine